Exhibit 10.3

FORM OF RESTRICTED STOCK AWARD AGREEMENT

PARKE BANCORP, INC.

2020 EQUITY INCENTIVE PLAN

This restricted stock agreement (“Restricted Stock Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2020 Equity Incentive Plan (the “ Plan ”) of Parke Bancorp, Inc. (the “ Company ”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a Restricted Stock Award pursuant to the Plan. The holder of this Restricted Stock Award (the “ Participant ”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“ Committee ”) or the Board will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1. Name of Participant:

2. Date of Grant:             , 201

3. Total number of shares of Company common stock, $0.10 par value per share, covered by the Restricted Stock Award:

                     (subject to adjustment pursuant to Section 9 hereof).

4. Vesting Schedule. Except as otherwise provided in this Agreement, this Restricted Stock Award first becomes earned in accordance with the vesting schedule:                     .

4.1 Vesting will automatically accelerate pursuant to the terms set forth by the Committee and Sections 2.5, 2.8 and 4.1 of the Plan (in the event of death, Disability or Retirement of the Participant or a Change in Control).

5. Grant of Restricted Stock Award.

The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be either registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock, or registered in the name of, and delivered to, the Participant. Notwithstanding the foregoing, the Company may, in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.

If certificated, the certificates evidencing the Restricted Stock Award will bear a legend restricting the transferability of the Restricted Stock. The Restricted Stock awarded to the Participant will not be sold, encumbered hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

6. Dividends.

6.1 The Participant will not have the right to vote the shares of Restricted Stock awarded hereunder.

6.2 Any cash dividends or distributions declared and paid with respect to shares of Stock subject to the Restricted Stock Award will be distributed to the Participant within thirty days of the respective dividend payment date. Any stock dividends declared with respect to shares of Stock subject to the Restricted Stock Award will be issued subject to the same restrictions and the same vesting schedule as the underlying share of Stock on which the dividend was declared.

7. Delivery of Shares.

Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

8. Change in Control.

8.1 In the event of a Change in Control, all Restricted Stock Awards subject to this Agreement will become earned and non-forfeitable as of such date of a Change in Control.

8.2 A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

9. Adjustment Provisions.

This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.3 of the Plan.

10. Effect of Termination of Service on Restricted Stock Award.

10.1 This Restricted Stock Award will vest as follows:

(i) Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, all Restricted Stock subject to this Agreement which would otherwise vest as of the next vesting event shall nevertheless vest at the date of such Termination of Service.

(ii) Disability. In the event of the Participant’s Termination of Service by reason of Disability, all Restricted Stock subject to this Agreement which would otherwise vest as of the next vesting event shall nevertheless vest at the date of such date of Termination of Service.

(iii) Termination for Cause. If the Participant’s Service has been terminated for Cause, all Restricted Stock subject to this Agreement that has not vested will expire and be forfeited.

(iv) Other Termination. If the Participant terminates Service for any reason other than due to death, Disability or for Cause, all shares of Restricted Stock subject to this Agreement which have not vested as of the date of Termination of Service will expire and be forfeited.

11. Miscellaneous.

11.1 This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

11.2 Restricted Stock Awards are not transferable prior to the time such Awards vest in the Participant.

11.3 This Restricted Stock Award will be governed by and construed in accordance with the laws of the State of New Jersey.

11.4 This Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

11.5 The Participant shall have the right to direct the Company to satisfy the minimum required federal, state and local tax withholding by withholding a number of shares (based on the Fair Market Value on the vesting date) otherwise vesting that would satisfy the minimum amount of required tax withholding.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.

PARKE BANCORP, INC.

By:

Its:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2020 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2020 Equity Incentive Plan.

PARTICIPANT

EXHIBIT A

ACKNOWLEDGMENT OF RECEIPT OF EARNED SHARES

I hereby acknowledge the delivery to me by Parke Bancorp, Inc. (the “Company”) or its affiliate on                     , of stock certificates for                  shares of common stock of the Company earned by me pursuant to the terms and conditions of the Restricted Stock Agreement and the Parke Bancorp, Inc. 2020 Equity Incentive Plan, which shares were transferred to me on the Company’s stock record books on                     .

Date:

Participant’s signature